UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 9, 2015

CITIZENS FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36636	05-0412693
(State or other jurisdiction of incorporation )	(Commission File No.)	(IRS Employer Identification No.)

One Citizens Plaza Providence, RI	02903
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (401) 456-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2015, Citizens Financial Group, Inc. (the “Company”) announced that John Fawcett will retire from his role as Executive Vice President and Chief Financial Officer of the Company effective April 6, 2015 and will retire from the Company on April 30, 2015.

On March 9, 2015, Mr. Fawcett entered into an agreement with the Company in connection with his retirement. Mr. Fawcett’s agreement provides for the following benefits in connection with his retirement: (i) 2014 performance year variable compensation of $402,500 that would have otherwise been granted as performance share units and would have been forfeited upon his retirement will instead be awarded in the form of restricted stock units that will continue to vest on the original vesting schedule; (ii) $500,000 payment in lieu of 2015 performance year variable compensation; (iii) $12,500 payment for attorney’s fees; and (iv) $25,000 to defray medical costs following his retirement. Mr. Fawcett’s outstanding equity-based awards will vest and otherwise be treated in accordance with the terms and conditions of the applicable plan and each applicable award agreement.

Receipt of the foregoing benefits is subject to Mr. Fawcett’s execution and non-revocation of a release of claims in favor of the Company. Mr. Fawcett is also subject to a perpetual covenant regarding non-disclosure of confidential information and covenants regarding non-solicitation of Company clients and customers and non-solicitation and non-hire of Company employees, in each case, for 12 months post-termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS FINANCIAL GROUP, INC.

By:	/s/ Stephen T. Gannon
Stephen T. Gannon
Executive Vice President, General Counsel
and Chief Legal Officer

Date: March 13, 2015